UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2018

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way, Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 4, 2018, Xenon Pharmaceuticals Inc. (the “Company”) held its 2018 Annual Meeting of Shareholders (the “Annual Meeting”).  At the Annual Meeting, proxies and in-person shareholders representing 8,457,334 of the Company’s common shares and none of the Company’s Series 1 preferred shares, or approximately 56.6% of the total shares entitled to vote, were present and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission and with the securities commissions in British Columbia, Alberta and Ontario on April 27, 2018:

Proposal One – Election of Directors.  The following nominees were elected as directors to serve until the 2019 annual meeting of shareholders or until their respective successors are duly elected and qualified.

	For	Withhold	Broker Non-Votes
Michael Tarnow	5,682,411	151,044	2,623,879
Mohammad Azab	5,786,104	47,351	2,623,879
Steven Gannon	5,776,640	56,815	2,623,879
Michael Hayden	5,685,192	148,263	2,623,879
Frank Holler	4,551,121	1,282,334	2,623,879
Gary Patou	5,786,104	47,351	2,623,879
Simon Pimstone	5,685,192	148,263	2,623,879
Richard Scheller	5,775,318	58,137	2,623,879
Dawn Svoronos	5,782,725	50,730	2,623,879

Proposal Two – Appointment of Independent Registered Public Accounting Firm.  The appointment of KPMG LLP as the Company’s independent registered public accounting firm for the ensuing year was approved as follows:

For	Withhold
8,374,954	82,380

Proposal Three – Authorization of the Audit Committee to Set the Remuneration for the Independent Registered Public Accounting Firm.  The authority of the audit committee of the board of directors to set the remuneration of the auditors for the ensuing year was approved as follows:

For	Against
8,288,875	168,459

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

Date: June 5, 2018	By:	/s/ Ian Mortimer
Ian Mortimer
President & Chief Financial Officer